                                                Filed pursuant to Rule 424(b)(2)
                                                Registration No. 333-01807
PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 5, 1996)
$500,000,000
SALOMON INC
7.30% SENIOR NOTES DUE 2002

The 7.30% Senior Notes Due 2002 (the 'Notes') of Salomon Inc (the 'Company') being offered hereby will mature on May 15, 2002. Interest on the Notes is payable semiannually on each May 15 and November 15, beginning November 15, 1997. The Notes may not be redeemed prior to maturity.

The Notes will be represented by one or more Global Securities registered in the name of the nominee of The Depository Trust Company, as Depositary. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided in the accompanying Prospectus, Notes in definitive form will not be issued. See 'Description of Debt Securities--Global Securities' in the accompanying Prospectus. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore settle in immediately available funds. See 'Description of Notes--Same-Day Settlement and Payment'.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                       PRICE TO          UNDERWRITING       PROCEEDS TO
                       PUBLIC(1)         DISCOUNT           COMPANY(1)(2)

Per Note............   99.888%           .500%              99.388%
Total...............   $499,440,000      $2,500,000         $496,940,000

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(1) Plus accrued interest, if any, from May 13, 1997.
(2) Before deducting expenses payable by the Company estimated to be $100,000.

The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made in book-entry form through the facilities of The Depository Trust Company on or about May 13, 1997.

The Company or one or more of its subsidiaries may from time to time purchase or acquire a position in the Notes and may, at its option, hold or resell such

Notes. Salomon Brothers Inc, an indirect wholly owned subsidiary of the Company, expects to offer and sell previously issued Notes in the course of its business as a broker-dealer. Salomon Brothers Inc may act as principal or agent in such transactions. The accompanying Prospectus and this Prospectus Supplement may be used by the Company or any of its subsidiaries, including Salomon Brothers Inc, in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

SALOMON BROTHERS INC
        ABN AMRO CHICAGO CORPORATION
                CHASE SECURITIES INC.
                         FIRST CHICAGO CAPITAL MARKETS, INC.
                                HSBC SECURITIES, INC.
                                      NATIONSBANC CAPITAL MARKETS, INC.

The date of this Prospectus Supplement is May 8, 1997.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING PURCHASES OF THE NOTES TO STABILIZE THEIR MARKET PRICES, PURCHASES OF THE NOTES TO COVER SOME OR ALL OF A SHORT POSITION IN THE NOTES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Securities and Exchange Commission (the 'Commission') pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') (File No. 1-4346), are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; and (ii) the Company's Current Reports on Form 8-K dated January 21, 1997, March 17, 1997 and April 15, 1997. See 'Incorporation of Certain Documents by Reference' in the Prospectus. Such documents filed by the Company with the Commission now may also be accessed electronically by means of the Commission's home page on the world wide web on the Internet at 'http://www.sec.gov.'

                              RECENT DEVELOPMENTS

     On April 15, 1997, the Company announced first quarter 1997 net income of $173 million, compared to income from continuing operations of $310 million in the same period a year ago. Fully diluted earnings per share from continuing operations were $1.37 and $2.49 for the three month periods ended March 31, 1997 and 1996, respectively. Book value per common share was $41.13 at March 31, 1997. The sale of Basis Petroleum, Inc. described in the Form 10-K for the year ended December 31, 1996 was closed on May 1, 1997.

                              DESCRIPTION OF NOTES

     The Notes are a series of Debt Securities to be issued under the Senior Debt Indenture described in the accompanying Prospectus and will be limited to $500,000,000 aggregate principal amount. The Notes will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof. Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes and the Senior Debt Indenture under which the Notes will be issued and to the Prospectus and the Senior Debt Indenture for the definitions of certain capitalized terms used herein.

     The Trustee under the Senior Debt Indenture will be The Chase Manhattan Bank (formerly known as Chemical Bank) under an indenture dated as of January 18, 1994 as amended from time to time. A copy of the Senior Debt Indenture under which The Chase Manhattan Bank serves as Trustee has been filed with the Commission and is hereby incorporated by reference as part of the Registration Statement.

INTEREST

     The Notes will bear interest from May 13, 1997 at the rate of 7.30% per annum until the principal amount thereof is paid or made available for payment. Interest on the Notes will be payable semiannually in arrears on each May 15 and

November 15 (each an 'Interest Payment Date'), beginning November 15, 1997, and at maturity. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Each payment of interest in respect of an Interest Payment Date will include interest accrued through the day before such Interest Payment Date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment. Interest payable on a Note on any Interest Payment Date will be paid to the person (that, for so long as the Notes are represented by a Global Security as described below under 'Book-Entry System', will be a nominee of the Depositary) in whose name such Note is registered at the close of business on the fifteenth calendar day prior to each Interest Payment Date. 'Business Day' with respect to the Notes means any day that is not a Saturday, a Sunday or a day on which banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

BOOK-ENTRY SYSTEM

     The Notes will be represented by one or more Global Securities registered in the name of the nominee of the Depositary. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided in the accompanying Prospectus, Notes in definitive form will not be issued.

     The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under New York Banking Law, a 'banking organization' within the meaning of New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of the Depositary's procedures with respect to the Global Securities representing the Notes is set forth in the accompanying Prospectus under 'Description of Debt Securities--Global Securities'. The Depositary has confirmed to the Company, the Underwriters and the Trustee for the Notes that it intends to follow such procedures.


SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds or the equivalent. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. The effect, if any, of settlement in immediately available funds on trading activity in the Notes has not been determined.

REDEMPTION

     The Notes may not be redeemed prior to Stated Maturity.

DEFEASANCE

     The defeasance provisions described in the accompanying Prospectus will not be applicable to the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the 'Underwriting Agreement') among the Company and the Underwriters named below (the 'Underwriters'), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the principal amount of Notes set forth opposite its name below.

                                                          PRINCIPAL
                                                            AMOUNT
                     UNDERWRITER                           OF NOTES
------------------------------------------------------   ------------
Salomon Brothers Inc..................................   $ 83,500,000
ABN AMRO Chicago Corporation..........................     83,300,000
Chase Securities Inc..................................     83,300,000
First Chicago Capital Markets, Inc....................     83,300,000
HSBC Securities, Inc..................................     83,300,000
NationsBanc Capital Markets, Inc......................     83,300,000
                                                         ------------
          Total.......................................   $500,000,000
                                                         ------------
                                                         ------------

     The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .300% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of .250% of such principal amount. After the initial public offering, the public offering price and such concessions may be changed from time to time.

     The Notes will not have an established trading market when issued. The Notes will not be listed on any securities exchange. The Underwriters may make a market in the Notes, but the Underwriters are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any Notes.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the Notes if any are purchased.

     In connection with this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Notes. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended, pursuant to which such persons may bid for or purchase Notes for the purpose of stabilizing their market price. The Underwriters also may create a short position for their respective accounts by selling more Notes in connection with this offering than they are committed to purchase from the Company, and in such case may purchase Notes in the open market following completion of this offering to cover all or a portion of such short position. In addition, Salomon Brothers Inc, on behalf of the Underwriters, may impose 'penalty bids' under contractual arrangements between the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in this offering) for the account of the Underwriters, the selling concession with respect to Notes that are distributed in this offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Notes at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     Salomon Brothers Inc is an indirect wholly owned subsidiary of the Company. The participation of Salomon Brothers Inc in the offer and sale of the Notes complies with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the underwriting by Salomon Brothers Inc of securities of its parent.

     In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged in and may in the future engage in commercial and investment banking transactions with the Company and its affiliates.

PROSPECTUS
SALOMON INC
DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK AND
WARRANTS

Salomon Inc (the 'Company') intends to issue from time to time (i) debt securities ('Debt Securities'), which may be subordinated to other indebtedness of the Company; (ii) warrants ('Debt Warrants') to purchase Debt Securities;
(iii) shares of preferred stock, without par value (the 'Preferred Stock'); (iv) warrants to purchase shares of Preferred Stock (the 'Preferred Stock Warrants');
(v) depositary shares representing entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (the 'Depositary Shares'); (vi) Common Stock of the Company, par value $1.00 per share (the 'Common Stock'); (vii) warrants to purchase shares of Common Stock (the 'Common Stock Warrants'); or (viii) warrants ('Index Warrants') representing the right to receive, upon exercise, an amount in cash or a number of securities that will be determined by reference to prices, yields, levels or other specified objective measures (any such measure, an 'Index'), or changes in an Index or differences between two or more indexes all having an aggregate initial public offering price or purchase price of up to $10,000,000,000, or the equivalent thereof in one or more foreign or composite currencies, including the European Currency Unit ('ECU'). The Debt Warrants, Preferred Stock Warrants and Common Stock Warrants are referred to herein collectively as 'Warrants', and the Debt Securities, Preferred Stock, Depositary Shares, Common Stock, the Warrants and the Index Warrants are referred to herein collectively as the 'Offered Securities'. The Offered Securities may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale. The sale of other securities under the Registration Statement of which this Prospectus forms a part or under a Registration Statement to which this Prospectus relates will reduce the amount of Offered Securities which may be sold hereunder.

The specific terms of the Offered Securities with respect to which this Prospectus is being delivered will be set forth in an accompanying supplement to this Prospectus (a 'Prospectus Supplement'), together with the terms of the offering of the Offered Securities and the initial price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will include, with regard to the particular Offered Securities, the following information: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment, or sinking fund provisions, the currency or currency unit in which principal, premium or interest is payable, the designation of the trustee acting under the applicable indenture and the initial offering price; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange provisions and whether the Company has elected to offer the Preferred Stock in the form of Depositary

Shares; (iii) in the case of Common Stock, the number of shares and the terms of the offering and sale thereof; (iv) in the case of Warrants, the number and terms thereof, the designation, description and the number of securities issuable upon exercise, the exercise price, the terms of the offering and sale thereof and where applicable, the duration and detachability thereof; (v) in the case of Index Warrants, the aggregate amount and offering price of such Index Warrants, certain information regarding the relevant Index or Indexes and the related assets by reference to which an Index is determined (the 'Underlying Assets'), certain information regarding exercisability and certain information regarding payment and distribution; and (vi) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT THERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offered Securities may be sold by the Company directly to purchasers, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters. The Company expects that any such agents, managing underwriters or underwriters in the United States will include Salomon Brothers Inc. If underwriters or agents are involved in any offering of the Offered Securities, the names of the underwriters or agents will be set forth in the applicable Prospectus Supplement. If an underwriter, agent or dealer is involved in any offering of the Offered Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from the information set forth in, the applicable Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of such Securities less such discount in the case of an offering through an underwriter, or the purchase price of such Offered Securities less such commission in the case of an offering through an agent, and less, in each case, the other expenses of the Company associated with the issuance and distribution of such Offered Securities.

The Company or one or more of its subsidiaries may from time to time purchase or acquire a position in the Offered Securities and may at its option, hold, resell, cancel or exercise, if applicable, such Offered Securities. Salomon Brothers Inc expects to offer and sell previously issued Offered Securities in the course of its business as a broker-dealer and may act as principal or agent in such transactions. This Prospectus and the related Prospectus Supplements and Pricing Supplements may be used by the Company or any of its subsidiaries, including Salomon Brothers Inc, in connection with such transactions.

This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

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SALOMON BROTHERS INC
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The date of this Prospectus is April 5, 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the 'Registration Statement') under the Securities Act of 1933, as amended (the 'Securities Act'), relating to the Offered Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-4346), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1995 (the '1995 10-K'); and (ii) the Current Reports on Form 8-K dated January 23, 1996, February 1, 1996 and February 12, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY

BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, EXCEPT THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, SALOMON INC, SEVEN WORLD TRADE CENTER, NEW YORK, NEW YORK 10048. TELEPHONE REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY AT (212) 783-7000.
                            ------------------------

     References herein to 'U.S. dollars', 'U.S.$', 'dollar' or '$' are to the lawful currency of the United States.

                                  SALOMON INC

     Salomon Inc conducts global investment banking, global securities and commodities trading, and U.S. oil refining and gathering activities. Investment banking activities are conducted by Salomon Brothers Holding Company Inc and its subsidiaries ('Salomon Brothers'), including Salomon Brothers Inc. Salomon Brothers provides capital raising, advisory, trading and risk management services to its customers, and executes proprietary trading strategies on its own behalf. Salomon Inc's commodities trading activities are conducted by the Company's wholly-owned subsidiary, Phibro Inc. and its subsidiaries. Oil refining and gathering activities are conducted by Basis Petroleum, Inc. At December 31, 1995, the Company employed 8,439 people.

     The Company's principal executive offices are located at Seven World Trade Center, New York, New York 10048 (telephone (212) 783-7000). Its registered office in Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                                USE OF PROCEEDS

     General. The proceeds to be received by the Company from the sale of the Offered Securities will be used for general corporate purposes, principally to fund the business of its operating units and to fund investments in, or extensions of credit to, its subsidiaries and to lengthen the average maturity of liabilities, which may include the reduction of short-term liabilities or the refunding of maturing indebtedness.

     Use of Proceeds Relating to Index Warrants. All or a portion of the proceeds to be received by the Company from the sale of each series of Index Warrants may be used by the Company or one or more of its subsidiaries to purchase or maintain positions in all or certain of the Underlying Assets on which the related Index is based, or options, futures contracts, forward contracts or swaps, or options on the foregoing, relating to such Index or Underlying Assets, as the case may be, and, if applicable, to pay the costs and expenses of hedging any currency, interest rate or other Index-related risk with respect to such Index Warrants. The Company or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future. To the extent that the Company or one or more of its subsidiaries has a long hedge position in, options contracts in, or other derivative or synthetic instruments related to, the Underlying Assets or Index, the Company or one or more of its subsidiaries may liquidate all or a portion of its holdings at or about the time of the maturity of the Index Warrants. Depending on, among other things, future market conditions, the aggregate amount and composition of such positions are likely to vary over time. The remainder of the proceeds from the sale of Index Warrants will be used by the Company or its subsidiaries for general corporate purposes, as described above.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
               EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

     The following table sets forth the Company's ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends for each of the years 1995, 1994, 1993, 1992 and 1991.

                                                  YEAR ENDED DECEMBER 31,
                                           -------------------------------------
                                           1995    1994     1993    1992    1991
                                           ----    -----    ----    ----    ----
Ratio of Earnings to Fixed Charges......   1.12    0.83*    1.32    1.25    1.16
Ratio of Earnings to Fixed Charges and
  Preferred Dividends...................   1.10    0.81*    1.30    1.21    1.14

     Such ratios were calculated by dividing fixed charges and tax equivalent preferred dividends into the sum of earnings before taxes and fixed charges. Fixed charges consist largely of interest expense, including capitalized interest, and a portion of rental expense representative of the interest factor. Tax equivalent preferred dividends represent the pretax earnings necessary to cover preferred stock dividend requirements, assuming such earnings are taxed at the Company's consolidated effective income tax rate.

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* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges and fixed charges, including preferred dividends. The amount by which fixed charges exceed earnings as defined for the year ended December 31, 1994 was $834 million. The amount by which fixed charges, including preferred dividends, exceeded earnings as defined for the year ended December 31, 1994 was $963 million.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt, under a senior debt indenture (as amended from time to time, the 'Senior Debt Indenture') and, in the case of Debt Securities that will be subordinated debt, under a subordinated debt indenture (as amended from time to time, the 'Subordinated Debt Indenture'). The Senior Debt Indenture and the

Subordinated Debt Indenture are sometimes hereinafter referred to individually as an 'Indenture' and collectively as the 'Indentures.' The institutions named as trustees under the Indentures are hereinafter referred to individually as a 'Trustee' and collectively as the 'Trustees.' Forms of the Indentures have been filed with the Commission and are incorporated by reference as part of the Registration Statement. The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture or, if no Indenture is specified, to sections in each of the Indentures. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

     Unless otherwise provided in the applicable Prospectus Supplement, the Trustee under the Senior Debt Indenture will be Citibank, N.A., a national banking association, under an indenture dated as of December 1, 1988, as amended from time to time, and the Trustee under the Subordinated Debt Indenture will be Bankers Trust Company, a New York banking corporation, under an indenture dated as of December 1, 1988, as amended from time to time. Copies of the respective Indentures under which Citibank, N.A. and Bankers Trust Company serve as Trustees have been filed with the Commission and are incorporated by reference as part of the Registration Statement.

GENERAL

     Neither of the Indentures limits the amount of Debt Securities that may be issued thereunder, and each Indenture provides that Debt Securities may be issued from time to time in series (Section 301). The Debt Securities to be issued under either of the Indentures will be unsecured senior or subordinated obligations of the Company as set forth below. Debt Securities of a series may be issuable as individual securities in registered form without coupons ('Registered Securities') or in bearer form with or without coupons attached ('Bearer Securities') or as one or more global securities in registered or bearer form (each a 'Global Security').

     Reference is made to the Prospectus Supplement for a description of the following terms of the Debt Securities in respect of which this Prospectus is being delivered: (i) the title and series of such Debt Securities, whether such Debt Securities will be senior or subordinated debt of the Company and under which indenture such Debt Securities are being issued; (ii) the limit, if any, upon the aggregate principal amount of such Debt Securities; (iii) the dates on which or periods during which such Debt Securities may be issued and the dates on which, or the range of dates within which, the principal of (and premium, if any, on) such Debt Securities will be payable; (iv) the rate or rates or the method of determination thereof, at which such Debt Securities will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable; and, in the case of Registered Securities, the Regular Record Dates for the interest payable on such Interest

Payment Dates; (v) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions, or at the option of a Holder, and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Debt Securities will be redeemed or repurchased, in whole or in part, pursuant to such obligation; (vi) the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Debt Securities may be redeemed, if any, in whole or in part, at the option of the Company; (vii) the terms, if any, upon which the Debt Securities may be convertible into or exchanged for Common Stock, Preferred Stock, other Debt Securities, or warrants for Debt Securities, Preferred Stock, Common Stock or indebtedness or other securities of any kind of the Company or any other issuer or obligor and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period, and any other additional provisions; (viii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Debt Securities will be issuable; (ix) whether such Debt Securities are to be issued as Discount Securities (as defined below) and the amount of discount with which such Debt Securities will be issued; (x) provisions, if any, for the defeasance of such Debt Securities; (xi) whether such Debt Securities are to be issued as Registered Securities or Bearer Securities or both and, if Bearer Securities are to be issued, whether Coupons will be attached thereto, whether Bearer Securities of the series may be exchanged for Registered Securities having the same terms and the circumstances under which and the place or places at which any such exchanges, if permitted, may be made; (xii) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary (as defined below) for such Global Security or Securities; (xiii) if a temporary Debt Security is to be issued with respect to such Debt Securities, whether any interest thereon payable on an Interest Payment Date prior to the issuance of a definitive Debt Security of the series will be credited to the account of the Persons entitled thereto on such Interest Payment Date; (xiv) if a temporary Global Security is to be issued with respect to such Debt Securities, the terms upon which beneficial interests in such temporary Global Security may be exchanged in whole or in part for beneficial interests in a definitive Global Security or for individual Debt Securities of the series and the terms upon which beneficial interests in a definitive Global Security, if any, may be exchanged for individual Debt Securities having the same terms; (xv) if other than United States dollars, the foreign or composite currency in which such Debt Securities are to be denominated, or in which payment of the principal of (and premium, if any) and any interest on such Debt Securities will be made and the circumstances, if any, when such currency of payment may be changed; (xvi) if the principal of (and premium, if any) or any interest on such Debt Securities are to be payable, at the election of the Company or a Holder, in a currency other than that in which such Debt Securities are denominated or stated to be payable, the periods within which, and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate between the currency in which such Debt Securities are denominated or stated to be payable and the currency in which such Debt Securities are to be paid pursuant to such election;
(xvii) if the amount of payments of principal of (and premium, if any) or any interest on such Debt Securities may be determined with reference to an index based on a currency or currencies other than that in which such Debt Securities are stated to be payable, the manner in which such amounts shall be determined; (xviii) if the amount of payments of principal of (and premium, if any) or any interest on such Debt Securities may be determined with reference to an index based on the prices, changes in prices, or differences between prices, of securities, currencies, intangibles, goods, articles or commodities application of a formula, the manner in which such amounts shall be determined; (xix) any additional Events of Default (as defined below) or restrictive covenants provided for with respect to such Debt Securities; (xx) whether and under what circumstances the Company will pay additional interest on such Debt Securities held by a Person who is not a U.S. Person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities under such circumstances; (xxi) whether and under what circumstances the Company will be obligated to redeem such Debt Securities if certain events occur involving United States information reporting requirements; (xxii) the terms and conditions, if any, upon which such Debt Securities series may or shall be convertible into or exchangeable or exercisable for or payable in, among other things, other securities, instruments, contracts, currencies, commodities or other forms of property, rights or interests or any combination of the foregoing; and (xxiii) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture under which they are issued (Section 301).

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only as Registered Securities in denominations of $1,000 and any integral multiple thereof and will be payable only in United States dollars (Section 302).

     If Bearer Securities are issued, the Federal income tax consequences and other special considerations applicable to such Bearer Securities will be described in the Prospectus Supplement relating thereto.

     If the amount of payments of principal of (and premium, if any) or any interest on Debt Securities is determined with reference to any type of index or formula or changes in prices of particular securities, currencies, intangibles, goods, articles or commodities, the Federal income tax consequences, specific terms and other information with respect to such Debt Securities and such index or formula, securities, currencies, intangibles, goods, articles or commodities will be described in the Prospectus Supplement relating thereto.

     If the principal of (and premium, if any) or any interest on Debt Securities are payable in a foreign or composite currency, the restrictions, elections, Federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the Prospectus Supplement relating thereto.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ('Discount Securities'). Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and other special considerations applicable to any such Debt Securities will be described in the Prospectus Supplement relating thereto.


     Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Debt Securities will be payable (in the case of Registered Securities) at the corporate trust office or agency of the applicable Trustee in the City and State of New York or (in the case of Bearer Securities) at the principal London office of the applicable Trustee; provided, however, that payment of interest on Registered Securities may be made at the option of the Company by check mailed to the Registered Holders thereof or, if so provided in the applicable Prospectus Supplement, at the option of a Holder by wire transfer to an account designated by such Holder (Section 307). Except as otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account maintained by the Holder thereof in the United States.

     Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the corporate trust office or agency of the applicable Trustee in the City and State of New York, subject to the limitations provided in the applicable Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith (Section 305). Bearer Securities will be transferable by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable Prospectus Supplement.

     All moneys paid by the Company to a Paying Agent for the payment of principal of (and premium, if any) or any interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Debt Security or any Coupon appertaining thereto will thereafter look only to the Company for payment thereof (Section 1204).

     Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities would not afford Holders protection in the event of a highly leveraged or other similar transaction that may adversely affect Holders.

GLOBAL SECURITIES

     Debt Securities having the same issue date and the same terms may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the 'Depositary') identified in the Prospectus Supplement relating to such Debt Securities. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Sections 303 and 305).


     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements for Debt Securities.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ('participants'). The accounts to be credited shall be designated by the underwriters of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company or through one or more agents, by the Company or such agent or agents. Ownership of beneficial interests in a Global Security will be limited to participants or Persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or Persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such limits and such laws may limit the market for beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole Holder of the individual Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global

Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities and will not be considered the Holders thereof under the Indenture governing such Debt Securities.

     Subject to the restrictions discussed under 'Limitations on Issuance of Bearer Securities and Bearer Warrants' below, payments of principal of (and premium, if any) and any interest on individual Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. None of the Company, the Trustee for such Debt Securities, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Company expects that the Depositary for any Debt Securities, upon receipt of any payment of principal, premium or interest in respect of a definitive Global Security representing any of such Debt Securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global

Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name', and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest in respect thereof will be subject to the restrictions discussed under 'Limitations on Issuance of Bearer Securities and Bearer Warrants' below.

     If the Depositary for any Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have certain Debt Securities represented by one or more Global Securities and, in such event, will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Company so specifies with respect to any Debt Securities, an owner of a beneficial interest in a Global Security representing such Debt Securities may, on terms acceptable to the Company and the Depositary for such Global Security, receive individual Debt Securities in exchange for such beneficial interest. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities are issuable as Registered Securities). Individual Debt Securities so issued will be issued (i) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities are issuable as Registered Securities, (ii) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities are issuable as Bearer Securities or (iii) as either Registered or Bearer Securities, if the Debt Securities are issuable in either form (Section 305). See, however, 'Limitations on Issuance of Bearer Securities and Bearer Warrants' below for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a Global Security.

SENIOR DEBT

     The Debt Securities and Coupons that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured debt of the Company except subordinated debt.

SUBORDINATED DEBT

     The Debt Securities and Coupons that will constitute part of the subordinated debt of the Company will be issued under the Subordinated Debt Indenture and will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all 'Senior Indebtedness' of the Company. The Subordinated Debt Indenture defines 'Senior Indebtedness' as the following indebtedness or obligations, whether outstanding at the date of such Indenture or thereafter incurred, assumed, guaranteed or otherwise created, unless in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated Debt Securities and any appurtenant Coupons: (a) all indebtedness of the Company (including indebtedness of others guaranteed by the Company), other than the subordinated Debt Securities and any appurtenant Coupons and other than the debt securities issuable under the indenture dated as of July 1, 1986 between the Company and Bank of New York, as trustee, that (i) is for money borrowed, (ii) arises in connection with the acquisition of any business, properties, securities or assets of any kind, other than in the ordinary course of the Company's business as heretofore conducted or (iii) is secured, in whole or in part, by real or personal property, (b) obligations of the Company (including obligations of others guaranteed by the Company) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction and (c) amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation (Subordinated Debt Indenture, Section 101). The subordinated Debt Securities and any appurtenant Coupons will not be superior in right of payment to the debt securities issuable under the indenture dated as of July 1, 1986 between the Company and Bank of New York, as trustee (Subordinated Debt Indenture, Section 1601).

     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the subordinated Debt Securities issued under the Subordinated Debt Indenture shall have been declared due and payable upon an Event of Default pursuant to Section 502 thereof and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the Holders of any of the subordinated Debt Securities or Coupons issued under the Subordinated Debt Indenture are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Debt Securities or such Coupons (Subordinated Debt Indenture, Section 1601). If this Prospectus is being delivered in connection with a series of subordinated Debt Securities, the related Prospectus Supplement will set forth the amount of Senior Indebtedness outstanding as of the most recent practicable date.

LIMITATION ON LIENS

     The Senior Debt Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, incur, issue, assume, guarantee or suffer to exist any indebtedness for borrowed money if the payment of such indebtedness is secured by a pledge of, lien on or security interest in any shares of stock of any Restricted Subsidiary without effectively providing for the equal and ratable securing of the payment of the Debt Securities issued thereunder (Senior Debt Indenture, Section 1205). The term

'Restricted Subsidiary' is defined in the Senior Debt Indenture to mean each of Salomon Brothers Inc, Phibro Inc. and, with respect to the Company's Medium-Term Notes Series D and E, Philipp Brothers, Inc. and any Subsidiary of the Company owning, directly or indirectly, any of the common stock of, or succeeding to any substantial part of the business now conducted by, any of such corporations.

EVENTS OF DEFAULT

     The following will constitute Events of Default under each Indenture with respect to any series of Debt Securities issued thereunder: (i) default in the payment of the principal of (and premium, if any, on) any Debt Security of such series when due; (ii) default for 30 days in the payment of any interest on any Debt Security of such series or of any related Coupon when due; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Debt Security of such series; (iv) default in the performance of any other covenant in such Indenture, continued for 60 days after written notice thereof by the applicable Trustee or the Holders of at least 25% in principal amount of the Debt Securities of such series then Outstanding; and (v) certain events of bankruptcy, insolvency or reorganization (Section 501). Any additional Events of Default provided with respect to a series of Debt Securities will be set forth in the applicable Prospectus Supplement. No Event of Default with respect to a particular series of Debt Securities issued under either Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

     Each Indenture provides that if an Event of Default specified therein shall occur and be continuing with respect to a series of Debt Securities issued thereunder, either the Trustee thereunder or the Holders of at least 25% in principal amount of the Debt Securities of such series then Outstanding may declare the principal of and all accrued interest on all Debt Securities of such series (or, in the case of Discount Securities, an amount equal to such portion of the principal amount thereof as will be specified in the related Prospectus Supplement) to be due and payable. In certain cases, the Holders of a majority in principal amount of the Debt Securities then Outstanding of a series may, on behalf of the Holders of all such Debt Securities, rescind and annul such declaration and its consequences (Section 502).

     Each Indenture contains a provision entitling the Trustee thereunder, subject to the duty of such Trustee during the continuance of a default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities or any Coupons of any series thereunder before proceeding to exercise any right or power under such Indenture with respect to such series at the request of such Holders (Section 603). Each Indenture provides that no Holder of a Debt Security or any Coupon of any series thereunder may institute any proceeding, judicial or otherwise, to enforce such Indenture except in the case of failure of the Trustee thereunder, for 60 days, to act after it receives (i) written notice of such default, (ii) a written request to enforce such Indenture by the Holders of at least 25% in aggregate principal amount of the Debt Securities then Outstanding of such series (and the Trustee receives no direction inconsistent with such written request from the Holders of a majority in aggregate principal amount of the Debt Securities then outstanding of such series) and (iii) an offer of reasonable indemnity (Section 507). This provision will not prevent any Holder of any such Debt Security from enforcing payment of the principal thereof (and premium, if any, thereon) and any interest thereon or of any such Coupon from enforcing payment thereof at the respective due dates thereof (Section 508). The Holders of a majority in aggregate principal amount of the Debt Securities then Outstanding of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable Trustee or of exercising any trust or power conferred on it with respect to the Debt Securities of such series. However, such Trustee may refuse to follow any direction that conflicts with law or the applicable Indenture or that would be unjustly prejudicial to Holders not joining therein (Section 512).

     Each Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to any series of Debt Securities thereunder known to it, give to the Holders of Debt Securities and Coupons of such series notice of such default, unless such default shall have been cured or waived; but, except in the case of a default in the payment of the principal of (and premium, if any) or any interest on any Debt Security or of any Coupon of such series or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of such Debt Securities and Coupons (Section 602).

     The Company will be required to file annually with each Trustee a certificate of an appropriate officer of the Company as to the absence of certain defaults under the terms of the appropriate Indenture (Senior Debt Indenture, Section 1206; Subordinated Debt Indenture, Section 1205).

MODIFICATION AND WAIVER

     Each Indenture contains provisions for convening meetings of Holders to consider matters affecting their interests (Article Nine).

     Modifications of and amendments to each Indenture may be made by the Company and the Trustee thereunder with the consent of the Holders of a majority in principal amount of the Debt Securities then Outstanding of each series issued thereunder that is affected by such modification or amendment, voting separately; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest or additional amounts payable on, any Debt Security or Coupon; (ii) reduce the principal amount (including the amount payable on a Discount Security upon the acceleration of the Maturity thereof) of, or any interest on or any premium payable upon redemption of, or additional amounts payable on, any Debt

Security or Coupon; (iii) change the currency or composite currency of denomination or payment of the principal of (and premium, if any, on) or any interest or additional amounts payable on any Debt Security or Coupon; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or Coupon; (v) reduce the percentage of the principal amount of the Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture with respect to waiver of compliance with certain provisions of the applicable Indenture or waiver of certain defaults; (vi) limit the Company's obligation to maintain a Paying Agent outside the United States for Bearer Securities; or (vii) limit the obligation of the Company to redeem certain Bearer Securities if certain events occur involving United States information reporting requirements (Section 1102).

     The Subordinated Debt Indenture may not be amended to alter or impair the subordination of the subordinated Debt Securities issued thereunder without the consent of each holder of Senior Indebtedness then outstanding (Subordinated Debt Indenture, Section 1107).

     The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture before the time for such compliance (Senior Debt Indenture, Section 1207; Subordinated Debt Indenture, Section 1206). The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except a default in the payment of the principal of (and premium, if any) or any interest on any such Debt Security or in the payment of any Coupon of that series and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

CONSOLIDATION, MERGER AND TRANSFER OR LEASE OF ASSETS

     Each Indenture provides that the Company may not consolidate with or merge into any corporation, or transfer or lease its assets substantially as an entirety to any Person, unless (i) the successor corporation or transferee or lessee (the 'Successor Corporation') is a corporation organized under the laws of the United States or any political subdivision thereof; (ii) the Successor Corporation assumes the Company's obligations under the applicable Indenture and on the Debt Securities and any Coupons issued thereunder; (iii) after giving effect to the transaction no Event of Default and no event that, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing; (iv) the Successor Corporation waives any right to redeem any Bearer Security under circumstances in which the Successor Corporation would be entitled to redeem such Bearer Security but the Company would not have been so entitled if such consolidation, merger, transfer or lease had not occurred; and
(v) certain other conditions are met (Section 1001).


DEFEASANCE

     If so specified in the applicable Prospectus Supplement with respect to Debt Securities of any series that are Registered Securities payable only in United States dollars, the Company, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (ii) will not be subject to provisions of the applicable Indenture described above under 'Limitation on Liens' and 'Consolidation, Merger and Transfer or Lease of Assets' with respect to the Debt Securities of such series, in each case if the Company deposits with the applicable Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise any such option under either of the Indentures, the Company is required to deliver to the applicable Trustee an opinion of counsel to the effect that (1) the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes and, in the case of a discharge pursuant to clause (i) above, a ruling to such effect received from or published by the United States Internal Revenue Service, and (2) if the Debt Securities of such series are then listed on the New York Stock Exchange, such Debt Securities would not be delisted from the New York Stock Exchange as a result of the exercise of such option (Sections 1501 and 1502). Defeasance provisions, if any, with respect to any other Debt Securities of any series will be described in the applicable Prospectus Supplement.

REPLACEMENT DEBT SECURITIES

     Unless otherwise provided in the applicable Prospectus Supplement, if a Debt Security of any series or any related Coupon is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office or agency of the applicable Trustee in the City and State of New York (in the case of Registered Securities) or at the principal London office of the applicable Trustee (in the case of Bearer Securities and Coupons) upon payment by the Holder of such expenses as may be incurred by the Company and the applicable Trustee in connection therewith and the furnishing of such evidence and indemnity as the Company and such Trustee may require. Mutilated Debt Securities and Coupons must be surrendered before new Debt Securities (with or without Coupons) will be issued (Section 306).

NOTICES

     Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a Holder of a Debt Security of any series that is a Registered Security will be mailed to the last address of such Holder set forth in the applicable Security Register. Any notice required to be given to a Holder of a Debt Security that is a Bearer Security will be published in a daily morning newspaper of general circulation in the city or cities specified in the Prospectus Supplement relating to such Bearer Security (Section 105).


CONCERNING THE TRUSTEES

     The Company and certain of its subsidiaries maintain lines of credit and have other customary banking relationships with Citibank, N.A. and Bankers Trust Company, and certain of their respective affiliates, and may have such relationships with other Trustees and their affiliates.

                         DESCRIPTION OF PREFERRED STOCK

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of the Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general terms do not apply to such Preferred Stock will be described in such Prospectus Supplement. The description of the terms of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended (the 'Certificate of Incorporation'), including the Certificate of Designations (the 'Certificate of Designations') relating to the applicable series of Preferred Stock. The Certificate of Incorporation and any such Certificate of Designations have been or will be filed as an exhibit to or will be incorporated by reference in the Registration Statement of which this Prospectus forms a part.

GENERAL

     As of the date of this Prospectus, the Company is authorized by its Certificate of Incorporation to issue (unless otherwise indicated in the Prospectus Supplement) 5,000,000 shares of preferred stock, without par value, which may be issued from time to time in one or more series and, subject to the provisions of the Certificate of Incorporation applicable to all series of preferred stock, shall have such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Company's Board of Directors (the 'Board of Directors') or a duly authorized committee thereof.

     As of the date of this Prospectus, there are 560,000 shares of Series A Cumulative Convertible Preferred Stock, 225,000 shares of 9.50% Cumulative Preferred Stock, Series C, 400,000 shares of 8.08% Cumulative Preferred, Series D and 500,000 shares of 8.40% Cumulative Preferred Stock, Series E, of the Company outstanding. The 8.40% Cumulative Preferred Stock, Series E, the 8.08% Cumulative Preferred Stock, Series D, the 9.50% Cumulative Preferred Stock, Series C and the Series A Cumulative Convertible Preferred Stock rank on parity as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. There are currently reserved for issuance up to 2,500,000 shares of Series B Junior Participating Preferred Stock of the Company, which shares are issuable upon the exercise of certain preferred share purchase rights (collectively, the 'Rights'). The Rights will become exercisable only if a person or group acquires or (unless exercisability is delayed by the

Board of Directors) announces an offer to acquire 20% or more (which percentage may be reduced to not less than 10% by the Board of Directors prior to the time the Rights become exercisable) of the outstanding shares of Common Stock of the Company. Shares of Series B Junior Participating Preferred Stock issued upon the exercise of the Rights will rank junior to all shares of any other class of the Company's preferred stock, including the Preferred Stock offered hereby, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise specified in the applicable Prospectus Supplement. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the designation, stated value and liquidation preference of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such shares will be issued; (iii) the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative, noncumulative or partially cumulative and, if cumulative or partially cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) the amount that shares of such series shall be entitled to receive in the event of any liquidation, dissolution or winding up of the Company; (vi) the terms and conditions, if any, on which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes, or other series of the same class, of the Company; (vii) the voting rights, if any, of shares of such series in addition to those set forth in 'Voting Rights' below; (viii) the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to the Company on conversion or exchange;
(ix) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Company or any subsidiary, of the Common Stock or of any other class of stock of the Company ranking junior to the shares of such series as to dividends or upon liquidation; (x) the conditions and restrictions, if any, on the creation of indebtedness of the Company, or any subsidiary, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and (xi) any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable Prospectus Supplement, the shares of each series of Preferred Stock will upon issuance rank on a parity in all respects with the outstanding shares of the Company's Series A Cumulative Convertible Preferred Stock, the 9.50% Cumulative Preferred Stock, Series C, the 8.08% Cumulative Preferred Stock, Series D, the 8.40% Cumulative Preferred Stock, Series E and each other then-outstanding series of Preferred Stock of the Company other than the Series B Junior Participating Preferred Stock, which when issued will rank junior to all shares of any other class of the Preferred Stock. The Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Company.

DIVIDENDS

     The holders of the Preferred Stock, before any dividends may be declared or paid to the holders of shares of the Common Stock or of any other capital stock of the Company ranking junior to the Preferred Stock as to the payment of dividends, will be entitled to receive, when and as declared by the Board of Directors or a duly authorized committee thereof, out of the net profits or net assets of the Company legally available therefor, dividends payable quarterly on March 31, June 30, September 30 and December 31 of each year at such rates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock transfer records of the Company on such record dates (not more than 60 days prior to a dividend payment date) as will be fixed by the Board of Directors or a duly authorized committee thereof. Dividends will be paid in the form of cash.

     Dividends on any series of Preferred Stock may be cumulative, partially cumulative or noncumulative, as specified in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any Preferred Stock for which dividends are noncumulative ('Noncumulative Preferred Stock'), then the holders of such Noncumulative Preferred Stock will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such Noncumulative Preferred Stock are declared or paid on any future dividend payment dates. If dividends on any series of Preferred Stock are not paid in full or declared in full and sums set apart for the payment thereof, then no dividends shall be declared and paid on any such stock unless declared and paid ratably on all shares of each series of Preferred Stock then outstanding, including dividends accrued or in arrears, if any, in proportion to the respective amounts that would be payable per share if all such dividends were declared and paid in full.

     The Prospectus Supplement relating to a series of Preferred Stock will specify the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Company or any subsidiary of, the Common Stock or of any other class of stock of the Company ranking junior to the shares of such series as to dividends or upon liquidation and any other preferences, rights, restrictions and qualifications that are not inconsistent with the Certificate of Incorporation.

LIQUIDATION RIGHTS

     Upon any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary) the holders of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, the amount specified in the applicable Prospectus Supplement for such series, together with all dividends accrued and unpaid before any distribution of the assets will be made to the holders of Common Stock or any other class or series of shares ranking junior to such Preferred Stock upon liquidation, dissolution or winding up, and will be entitled to no other or further distribution. If upon any liquidation, dissolution or winding up of the Company, the assets distributable among the holders of the Preferred Stock shall be insufficient to permit the payment in full to the holders of the Preferred Stock of all amounts payable to all such holders, then the entire assets of the Company thus distributable will be distributed ratably among the holders of the Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

     Neither the consolidation, merger or other business combination of the Company with or into any other individual, firm, corporation or other entity nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company will be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

     If so specified in the Prospectus Supplement, any series of Preferred Stock may be redeemable, in whole or in part, at the option of the Company or pursuant to a retirement or sinking fund or otherwise, on terms and at the times and the redemption prices specified in the applicable Prospectus Supplement. If less than all shares of a series of Preferred Stock at the time outstanding are to be redeemed, the shares of such series to be redeemed will be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

     Notice of any redemption of Preferred Stock at the option of the Company shall be given by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of shares of Preferred Stock at the addresses shown on the stock transfer records of the Company, but the mailing of such notice will not be a condition of such redemption. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, and such record date will be not more than 60 days nor less than 30 days prior to the redemption date.

     Prior to the redemption date, the Company will deposit money for the payment of the redemption price with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $10,000,000. Unless the Company fails to make such deposit, on the redemption date, all dividends on the Preferred Stock called for redemption will cease to accrue and all rights of the holders of such Preferred Stock as stockholders of the Company shall cease, except the right to receive the redemption price (but without interest). Unless otherwise specified in the applicable Prospectus Supplement, any monies so deposited which remain unclaimed by the holders of such Preferred Stock at the end of six years after the redemption date will become the property of, and be paid by such bank or trust company to, the Company.

CONVERSION RIGHTS

     The terms and conditions, if any, on which shares of the Preferred Stock are convertible into any other class of the Company's securities will be set forth in the Prospectus Supplement relating thereto. Such terms will include the designation of the security into which such shares are convertible, the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the Preferred Stock. In the case of conversion of the Preferred Stock into Common Stock or into any other security of the Company for which there exists an established public trading market at the time of such conversion, such terms may include provisions under which the amount of such security to be received by the holders of the Preferred Stock would be calculated according to the market price of such security as of a time stated in the Prospectus Supplement.

VOTING RIGHTS

     Except as indicated below or in the applicable Prospectus Supplement or as otherwise from time to time required by law, holders of the Preferred Stock will have no voting rights.

     So long as any shares of Preferred Stock are outstanding, without first obtaining the consent or approval of the holders of at least two-thirds of the number of then-outstanding shares of Preferred Stock, and all other series of the Company's preferred stock (the Preferred Stock and such other series of preferred stock collectively, the 'Outstanding Preferred Stock'), voting as a single class, given in person or by proxy at a meeting at which the holders of such shares are entitled to vote separately as a class, the Company will not:
(i) authorize shares of any class or series of stock having any preference or priority as to dividends or upon liquidation ('Senior Stock') over the Outstanding Preferred Stock; (ii) reclassify any shares of stock of the Company into shares of Senior Stock; (iii) authorize any security exchangeable for, convertible into or evidencing the right to purchase any shares of Senior Stock;
(iv) amend, alter or repeal the Certificate of Incorporation to alter or change the preferences, rights or powers of the Outstanding Preferred Stock so as to affect the Outstanding Preferred Stock adversely unless any such amendment, alteration or repeal would alter or change the preferences, rights or powers of one or more, but not all, of the series of the Outstanding Preferred Stock at the time outstanding, in which case the consent or approval of the holders of at least two-thirds of the number of the outstanding shares of each such series so affected will be required in lieu of (or if such consent is required by law, in addition to) the consent or approval of the holders of at least two-thirds of the number of shares of Outstanding Preferred Stock voting as a class; or (v) effect the voluntary liquidation, dissolution or winding up of the Company, or the sale, lease or exchange of all or substantially all of the assets, property or business of the Company, or the merger or consolidation of the Company with or into any other corporation (except a wholly-owned subsidiary of the Company);

provided, however, that no separate vote of the holders of the Outstanding Preferred Stock as a class will be required in the case of a merger or consolidation or a sale, exchange or conveyance of all or substantially all of the assets, property or business of the Company (such transactions being referred to as a 'reorganization') if (A) the resulting, surviving or acquiring corporation after such reorganization will have no stock either authorized or outstanding (except such stock of the Company as may have been authorized or outstanding immediately preceding such reorganization, or such stock of the resulting, surviving or acquiring corporation as may be issued in exchange therefor) ranking prior to, or on a parity with, the Outstanding Preferred Stock or the stock of the resulting, surviving or acquiring corporation issued in exchange therefor and (B) each holder of shares of Outstanding Preferred Stock immediately preceding such reorganization will receive in exchange therefor the same number of shares of stock, with substantially the same preferences, rights and powers, of the resulting, surviving or acquiring Corporation.

     Unless the Company obtains the consent or approval of the holders of a majority of shares of the Outstanding Preferred Stock, given in person or by proxy at a meeting at which the holders of such shares are entitled to vote separately as a class, the Company may not amend the provisions of the Certificate of Incorporation in order to increase the amount of the authorized preferred stock or to authorize any other stock ranking prior to or on a parity with the Outstanding Preferred Stock either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up.

     Each share of Preferred Stock will be entitled to one vote on matters on which holders of the Preferred Stock are entitled to vote. Since each share of Outstanding Preferred Stock will be entitled to one vote, the voting power of any series of Preferred Stock on matters on which holders of such series and holders of other series of Outstanding Preferred Stock are entitled to vote as a single class will depend on the number of shares of Outstanding Preferred Stock, not the aggregate liquidation preference or initial offering price of the shares of such series.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following summary and the summary in any Prospectus Supplement of the terms and provisions of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the applicable series of Preferred Stock, which has been or will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part.

GENERAL

     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a depositary of depositary receipts ('Depositary Receipts') evidencing depositary shares ('Depositary Shares'). Each Depositary Receipt will represent a fractional interest (to be specified in the applicable Prospectus Supplement) in a share of a particular series of the Preferred Stock as more fully described below.

     In the event that the Company offers fractional shares of any series of Preferred Stock, such shares of the Preferred Stock, if any, will be deposited under a separate deposit agreement (a 'Deposit Agreement') among the Company, a bank or trust company selected by the Company and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the 'Depositary') and the holders from time to time of the Depositary Receipts issued by the Depositary thereunder. The applicable Prospectus Supplement will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption and liquidation rights).

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock deposited under a Deposit Agreement to the record holders of Depositary Shares representing such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributable will be held by the Depositary (without liability for interest thereon) and will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

     In the event of a distribution other than in cash in respect of Preferred Stock deposited under a Deposit Agreement, the Depositary will distribute the property received by it to the record holders of the Depositary Shares entitled thereto, in proportion, as nearly as may be practicable, to the numbers of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable to effect such distribution, including the sale of such property and distribution of the net proceeds from such sale to such holders.


     Each Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock deposited under such Deposit Agreement will be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If the Preferred Stock deposited under a Deposit Agreement is subject to redemption in whole or in part, the related Depositary Shares will be redeemed from the proceeds received by the Depositary as a result of any such redemption of such Preferred Stock held by the Depositary. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. The Depositary will mail the notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such Preferred Stock. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     Notice of redemption having been given as described above, from and after the date fixed for redemption, unless the Company shall have failed to redeem the shares of Preferred Stock so called for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding, and all rights of the holders of such Depositary Shares will cease, except for the right to receive the monies payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

CONVERSION OF DEPOSITARY SHARES

     If the Preferred Stock deposited under a Deposit Agreement is convertible into any other class of the Company's securities, the related Depositary Shares also will have such conversion rights. The terms and conditions on which such Depositary Shares are convertible will be set forth in the Prospectus Supplement relating thereto. The conversion price per Depositary Share will be equal to the applicable fraction of the conversion price per share applicable to such Preferred Stock.

VOTING RIGHTS

     As soon as practicable after receipt of notice of any meeting at which the holders of the Preferred Stock deposited under a Deposit Agreement are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the holders of the Depositary Shares relating to such Preferred Shares as of the record date for such meeting. Each such record holder of Depositary Shares will be entitled, subject to any applicable restrictions, to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with any such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock deposited under a Deposit Agreement to the extent that it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

WITHDRAWAL OF STOCK

     Upon surrender of Depositary Receipts at the principal office of the relevant Depositary (unless the related Depositary Shares have previously been called for redemption), and subject to the terms of the related Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the relevant Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under a Deposit Agreement or to receive Depositary Shares therefor. The Company does not expect that there will be any public trading market for the Preferred Stock, except as represented by the Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing any Depositary Shares and any provision of a Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding under such Deposit Agreement. Each Deposit Agreement will provide that each holder of Depositary Shares at the time any such amendment becomes effective which continues to hold such Depositary Shares will be deemed to have consented to such amendment and will be bound thereby. No such amendment may impair the right, subject to the terms of the related Deposit Agreement, of any owner of any Depositary Shares issued under such Deposit Agreement to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the whole shares of Preferred Stock represented by such Depositary Shares and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY


     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of any Depositary in connection with the initial deposit of Preferred Stock and the initial issuance of the relevant Depositary Shares and any redemption of such Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and certain other charges as are provided in the relevant Deposit Agreement to be for their accounts.

MISCELLANEOUS

     Each Depositary will forward to the holders of the Depositary Shares all reports and communications from the Company which are delivered to such Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, each Depositary will make available for inspection by holders of the Depositary Shares at the principal office of such Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by such Depositary as the holder of Preferred Stock.

     Neither any Depositary nor the Company will assume any obligation or will be subject to any liability under a Deposit Agreement to holders of the Depositary Shares other than for its negligence or willful misconduct. Neither any Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under a Deposit Agreement. The obligations of the Company and any Depositary under a Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and any Depositary may rely on written advice of counsel or accountants, on information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove any Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

FEDERAL INCOME TAX CONSEQUENCES

     Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such

Depositary Shares.

BOOK-ENTRY PROCEDURES AND SETTLEMENT FOR PREFERRED STOCK AND DEPOSITARY SHARES

     The Preferred Stock or Depositary Shares may be issued in certificated or book-entry form, as specified in the applicable Prospectus Supplement. Preferred Stock or Depositary Shares issued in book-entry form from the perspective of the beneficial owners thereof (the 'Shareholders') will be issued in the form of a single global stock certificate or Depositary Receipt registered in the name of the nominee of the depository, The Depository Trust Company ('DTC', which term, as used herein, includes any successor or alternate depository selected by the Company).

     DTC is a limited-purpose trust company which was created to hold securities for its participating organizations (the 'Participants') and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ('Indirect Participants'). Persons who are not Participants may beneficially own securities held by DTC only through Participants or Indirect Participants.

     DTC's nominee for all purposes will be considered the sole owner or holder of the Preferred Stock or Depositary Shares held in book-entry form. Owners of beneficial interests in the global stock certificate or Depositary Receipt will not be entitled to have Preferred Stock or Depositary Shares registered in their names, will not receive or be entitled to receive physical delivery of Preferred Stock or Depositary Shares in definitive form and will not be considered the holders thereof under the Certificate of Incorporation or any Deposit Agreement.

     Neither the Company nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global stock certificate or Depositary Receipt, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     A Shareholder's ownership of Preferred Stock or Depositary Shares will be recorded on or through the records of the brokerage firm or other entity that maintains such Shareholder's account. In turn, the total number of shares of Preferred Stock or Depositary Shares held by an individual brokerage firm for its clients will be maintained on the records of DTC in the name of such brokerage firm or other entity (or in the name of a Participant that acts as agent for the Shareholder's brokerage firm or other entity if such firm or other entity is not a Participant). Therefore, a Shareholder must rely upon the records of such brokerage firm or other entity to evidence such Shareholder's ownership of Preferred Stock or Depositary Shares. Transfer of ownership of any Preferred Stock or Depositary Shares may be effected only through the brokerage firm or other entity that maintains a Shareholder's account.


     Dividends or other distributions payable in respect of Preferred Stock or Depositary Shares will be paid by the Company or the Depositary, as the case may be, to DTC. DTC will be responsible for crediting the amount of payments that it receives from the Company or the Depositary, as the case may be, to the accounts of the Participants in accordance with each of their respective standard procedures. Each Participant will be responsible for disbursing such payments to the Shareholders that it represents and to each brokerage firm or other entity for which it acts as agent. Each such brokerage firm or other entity will be responsible for disbursing funds to the Shareholders that it represents. It is suggested that any purchaser of Preferred Stock or Depositary Shares with accounts at more than one brokerage firm or other entity only effect transactions in the Preferred Stock or Depositary Shares through the brokerage firm or firms or other entity or entities that hold such purchaser's Preferred Stock or Depositary Shares.

     If DTC is at any time unwilling or unable to continue as depository in respect of a global certificate or Depositary Receipt and a successor depository is not appointed by the Company or the Depositary, as the case may be, within 90 days, the Company will issue Preferred Stock or Depositary Shares, as the case may be, in definitive form in exchange for the global stock certificate or Depositary Receipt. In addition, the Company may at any time determine not to have the Preferred Stock or Depositary Shares represented by a global stock certificate or Depositary Receipt, as the case may be, and, in such event, will issue Preferred Stock or Depositary Shares in definitive form in exchange for such global stock certificate or Depositary Receipt. In either instance, an owner of a beneficial interest in the global stock certificate or Depositary Receipt will be entitled to have Preferred Stock or Depositary Shares equal in aggregate amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Preferred Stock or Depositary Shares in definitive form. The registered owner of such Preferred Stock or Depositary Shares will be entitled to receive the dividends or other distributions or, if applicable, the redemption price payable in respect of such Preferred Stock or Depositary Shares, upon surrender of such Preferred Stock or Depositary Shares to the Company or the Depositary, as the case may be, in accordance with the procedures set forth in the Certificate of Incorporation or Deposit Agreement, respectively.

                          DESCRIPTION OF COMMON STOCK

     As of the date of this Prospectus, the Company's Certificate of Incorporation authorizes the issuance of 250,000,000 shares of Common Stock, $1.00 par value per share. As of December 31, 1995, 106,447,726 shares of Common Stock were outstanding.

     The following description of the capital stock of the Company is subject to the detailed provisions of the Company's Certificate of Incorporation and bylaws as currently in effect (the 'Bylaws'). This description does not purport to be complete or to give full effect to the terms of the provisions of statutory or common law and is subject to, and qualified in its entirety by reference to, the Certificate of Incorporation and the Bylaws, each of which has been filed as an exhibit to or will be incorporated by reference in the Registration Statement of which this Prospectus is a part.

     Subject to the rights of the holders of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the Board of Directors. Subject to the provisions of the Bylaws with respect to the closing of the transfer books and the fixing of a record date, holders of shares of Common Stock are entitled to one vote per share of Common Stock held on all matters requiring a vote of the holders of Common Stock. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after payment shall have been made to the holders of preferred stock of the full amount to which they shall be entitled, the holders of Common Stock shall be entitled to share ratably, according to the number of shares held by them, in all remaining assets of the Company available for distribution. Shares of Common Stock are not redeemable and have no subscription, conversion or preemptive rights.

     The outstanding shares of Common Stock are listed on the New York Stock Exchange and trade under the symbol 'SB'. The transfer agent and registrar for the Common Stock is First Chicago Trust Company.

                            DESCRIPTION OF WARRANTS

     The following description of the terms of the Warrants sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the Prospectus Supplement relating to such Warrants.

     The Company may issue Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (a 'Warrant Agreement') to be entered into between the Company and a bank or trust company, as warrant agent (the 'Warrant Agent'). The Warrant Agent will act solely as the agent of the Company under the applicable Warrant Agreement and in connection with the certificates for the Warrants (the 'Warrant Certificates'), if any, of such series, and will not assume any obligation or relationship of agency or trust for or with any holders of such Warrant Certificates or beneficial owners of Warrants. Copies of the form of Warrant Agreement, including the respective forms of Warrant Certificates, have previously been filed with the Commission and are incorporated by reference as part of the Registration Statement. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

DEBT WARRANTS


     Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Warrants, if any, offered thereby for the terms of such Warrants, including, where applicable: (i) the title of such Debt Warrants;
(ii) the aggregate number of such Debt Warrants; (iii) the offering price, if any; (iv) the currency or currencies in which such Debt Warrants are being offered; (v) the designation, aggregate principal amount, currency or currencies, denominations and other terms of the series of Debt Securities purchasable upon exercise of such Debt Warrants; (vi) if applicable, the designation and terms of the series of Debt Securities with which such Debt Warrants are being offered and the number of such Debt Warrants being offered with each such Debt Security; (vii) if applicable, the date on and after which such Debt Warrants and the related series of Debt Securities will be transferable separately; (viii) the principal amount of the Debt Securities purchasable upon exercise of each such Debt Warrant and the price at which and currency or currencies in which such principal amount of Debt Securities may be purchased upon such exercise (which price may be payable in cash, securities or other property); (ix) the date on which the right to exercise such Debt Warrants shall commence and the date (the 'Expiration Date') on which such right shall expire; (x) whether such Warrants are to be issuable as Registered Warrants or Bearer Warrants (each, as defined below); (xi) whether such Debt Warrants are extendable and the period or periods of such extendability; (xii) the terms upon which any Bearer Warrants of such series may be exchanged for Registered Warrants of such series; (xiii) whether such Debt Warrants will be issued in certificated or uncertificated form; (xiv) United States Federal income tax consequences; (xv) the antidilution provisions of such Debt Warrants, if any;
(xvi) the redemption or call provisions, if any, applicable to such Debt Warrants; (xvii) any additional terms of the Debt Warrants, including terms, procedures and limitations relating to the exchange of such Debt Warrants; and (xviii) any other terms of such Debt Warrants not inconsistent with the applicable Warrant Agreement.

     Warrants for Debt Securities will be issuable in registered form ('Registered Warrants') and may be issuable in bearer form ('Bearer Warrants'). Registered Warrants of any series will be exchangeable into Registered Warrants of the same series representing in the aggregate the number of Debt Warrants surrendered for exchange. Warrant Certificates, to the extent exchangeable, may be presented for exchange, and Registered Warrants may be presented for transfer, at the corporate trust office of the Warrant Agent for such series of Debt Warrants (or any other office indicated in the Prospectus Supplement relating to such series of Debt Warrants). Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of Holders of the Debt Securities of the series purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on, the Debt Securities purchasable upon such exercise, or to enforce any of the covenants in the applicable Indenture. Bearer Warrants will be transferable by delivery. The applicable Prospectus Supplement will describe the terms of exchange applicable to any Bearer Warrants.

     Each Debt Warrant will entitle the holder thereof to purchase such principal amount of the related series of Debt Securities at such exercise price as shall in each case be set forth in, or calculable as set forth in, the Prospectus Supplement relating to such Debt Warrant. Registered Warrants of a series may be exercised at the corporate trust office of the Warrant Agent for such series (or any other office indicated in the Prospectus Supplement relating to such series) at any time prior to 5:00 P.M., New York City time (unless otherwise indicated in the related Prospectus Supplement), on the Expiration Date set forth in the Prospectus Supplement relating to such series of Debt Warrants. After the close of business on the Expiration Date relating to such series of Debt Warrants (or such later date to which such Expiration Date may be extended by the Company), unexercised Debt Warrants of such series will become void.

     Registered Warrants of a series may be exercised by delivery to the appropriate Warrant Agent of payment, as provided in the Prospectus Supplement relating to such series of Debt Warrants, of the consideration required to purchase the principal amount of the series of Debt Securities purchasable upon such exercise, together with certain information as set forth on the reverse side of the Warrant

Certificate evidencing such Debt Warrants. Such Debt Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt of the Warrant Certificate evidencing such Debt Warrants within five business days. Upon receipt of such payment and such Warrant Certificate, properly completed and duly executed, at the corporate trust office of the appropriate Warrant Agent (or any other office indicated in the Prospectus Supplement relating to such series of Warrants), the Company will, as soon as practicable, issue and deliver the principal amount of the series of Debt Securities purchasable upon such exercise. Only Registered Securities will be issued and delivered upon exercise of Registered Warrants. If fewer than all of the Debt Warrants represented by a Registered Warrant are exercised, a new Registered Warrant will be issued and delivered for the remaining amount of Warrants. Special provisions relating to the exercise of any Bearer Warrants will be described in the related Prospectus Supplement.

STOCK WARRANTS

     The Prospectus Supplement relating to any particular issue of Preferred Stock Warrants or Common Stock Warrants will describe the terms of such Stock Warrants, including the following: (i) the title of such Stock Warrants; (ii) the aggregate number of such Stock Warrants; (iii) the offering price for such Stock Warrants, if any; (iv) the currency or currency units in which the offering price, if any, and the exercise price are payable; (v) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of such Stock Warrants; (vi) if applicable, the designation and terms of such Offered Securities with which such Stock Warrants are issued and the number of such Stock Warrants issued with each such Offered Security; (vii) if applicable, the date from and after which such Stock Warrants and any such Offered Securities issued therewith will be transferable separately; (viii) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Stock Warrant and the price at which such shares may be purchased upon exercise;
(ix) the date on which the right to exercise such Stock Warrants shall commence and the Expiration Date; (x) if applicable, the minimum or maximum amount of such Stock Warrants that may be exercised at any one time; (xi) whether such Stock Warrants are extendable and the period or periods of such extendability;
(xii) United States federal income tax consequences; (xiii) the antidilution provisions of such Stock Warrants, if any; (xiv) the redemption or call provisions, if any applicable to such Stock Warrants; (xv) any additional terms of the Stock Warrants, including terms, procedures and limitations relating to the exchange of such Stock Warrants; and (xvi) any other terms of such Stock Warrants not inconsistent with the applicable Warrant Agreement.

                         DESCRIPTION OF INDEX WARRANTS

     The following description of the terms of the Index Warrants sets forth certain general terms and provisions of the Index Warrants to which any Prospectus Supplement may relate. The particular terms of the Index Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Index Warrants so offered will be described in such Prospectus Supplement.

     Each series of Index Warrants will be issued under a separate index warrant agreement (each, an 'Index Warrant Agreement') to be entered into between the Company and a bank or trust company, as warrant agent (the 'Index Warrant Agent'), all as described in the Prospectus Supplement relating to such Index Warrants. A single bank or trust company may act as Index Warrant Agent for more than one series of Index Warrants. The Index Warrant Agent will act solely as the agent of the Company under the applicable Index Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any owners of such Index Warrants. A copy of the form of Index Warrant Agreement, including the form of index warrant certificate (the 'Index Warrant Certificate,' or, if issued in global form, the 'Index Warrant Global Certificate'), is filed as an exhibit to or incorporated by reference in the Registration Statement. The following summaries of certain provisions of the Index Warrants and the form of Index Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Index Warrant Agreement and the Index Warrant Certificate or Index Warrant Global Certificate.

GENERAL

     The Index Warrant Agreement does not limit the number of Index Warrants that may be issued thereunder. The Company will have the right to 'reopen' a previous series of Index Warrants and to issue additional Index Warrants of such series.

     Each Index Warrant will entitle the holder (each, a 'Holder') to receive from the Company, upon exercise, including any automatic exercise, an amount in cash or a number of securities that will be determined by reference to prices, yields, levels or other specified objective measure (any such measure, an 'Index'), or changes in an Index or differences between two or more Indexes. The assets by reference to which an Index is determined (the 'Underlying Assets') may be one or more specified securities or securities indexes or one or more foreign currencies or foreign currency indexes, or a combination thereof. The Prospectus Supplement for a series of Index Warrants will set forth the formula or methodology pursuant to which the amount payable or distributable on the Index Warrants will be determined by reference to the relevant Index or Indexes.


     Certain Index Warrants will, if specified in the Prospectus Supplement, entitle the Holder to receive from the Company, upon automatic exercise at expiration and under certain other circumstances, a minimum or maximum amount.

     The Prospectus Supplement applicable to any series of Index Warrants will set forth any circumstances in which the payment or distribution, or the determination of the payment or distribution, on the Index Warrants may be postponed and the period for which such payment or distribution or determination may be postponed. Conversely, the Index Warrants may be subject to early exercise or cancellation in certain circumstances described in the applicable Prospectus Supplement. The amount due, or the means by which the amount due, on the Index Warrants may be determined after any such delay or postponement, or early exercise or cancellation will be set forth in the applicable Prospectus Supplement.

     Unless otherwise specified in the applicable Prospectus Supplement, the Company will be under no obligation to, nor will it, purchase or take delivery of or sell or deliver any securities or currencies (including the Underlying Assets), other than the payment of any cash or distribution of any securities due on the Index Warrants, from or to Holders pursuant to the Index Warrants.

     Unless otherwise specified in the Prospectus Supplement, the Index Warrants will be deemed to be automatically exercised upon expiration. Upon such automatic exercise, Holders will be entitled to receive in cash or securities, depending on the terms of the applicable Prospectus Supplement, the cash amount or the number of securities due, if any, on such exercise of the Index Warrants.

     Reference is hereby made to the Prospectus Supplement relating to the particular series of Index Warrants offered thereby for the terms of such Index Warrants, including, where applicable: (i) the aggregate number of such Index Warrants; (ii) the offering price of such Index Warrants; (iii) the Index or Indexes by reference to which payment or distribution on such Index Warrants will be determined; (iv) certain information regarding the Underlying Assets;
(v) the amount due, or the means by which the amount due may be calculated, on exercise of the Index Warrants, including automatic exercise, or upon cancellation; (vi) the date on which the Index Warrants may first be exercised and the date on which they expire; (vii) any minimum number of Index Warrants exercisable at any one time; (viii) any maximum number of Index Warrants that may, subject to the Company's election, be exercised by all Holders (or by any person or entity) on any day; (ix) any provisions permitting a Holder to condition an exercise of Index Warrants; (x) the method by which the Index Warrants may be exercised; (xi) the currency in which the Index Warrants will be denominated and in which payments on the Index Warrants will be made or the securities that may be distributed in respect of the Index Warrants; (xii) the method of making any foreign currency translation applicable to payments or distributions on the Index Warrants; (xiii) the method of providing for a substitute Index or Indexes or otherwise determining the amount payable in connection with the exercise of Index Warrants if an Index changes or is no longer available; (xiv) the time or times at which amounts will be payable in respect of such Index Warrants following exercise or automatic exercise; (xv)

any national securities exchange on, or self-regulatory organization with, which such Index Warrants will be listed; (xvi) any provisions for issuing such Index Warrants in certificated form; (xvii) if such Index Warrants are not issued in book-entry form, the place or places at and the procedures by which payments or distributions on the Index Warrants will be made; and (xviii) any other terms of such Index Warrants.

     Prospective purchasers of Index Warrants should be aware of special United States federal income tax considerations applicable to instruments such as the Index Warrants. The Prospectus Supplement relating to each series of Index Warrants will describe such tax considerations. The summary of United States federal income tax considerations contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Index Warrants are urged to consult their own tax advisors prior to any acquisition of Index Warrants.

BOOK-ENTRY PROCEDURES AND SETTLEMENT FOR INDEX WARRANTS

     Subject to the rules of the Depository, and unless otherwise specified in the Prospectus Supplement, the Index Warrants offered thereby will be issued in the form of a single Index Warrant Global Certificate that will be deposited with, or on behalf of, a depository (the 'Depository'), which shall be, unless otherwise specified in the applicable Prospectus Supplement, the Depository Trust Company, New York, New York ('DTC'). Index Warrants will be registered in the name of the Depository or a nominee of the Depository. Unless and until it is exchanged in whole or in part for the individual Index Warrants represented thereby, an Index Warrant Global Certificate may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor of the Depository or a nominee of such successor.

     The Company anticipates that the following provisions will apply to all depository arrangements.

     Upon the issuance of an Index Warrant Global Certificate, the Depository will credit, on its book-entry registration and transfer system, the respective numbers of the individual Index Warrants represented by such Index Warrant Global Certificate to the accounts of institutions that have accounts with the Depository ('participants'). The accounts to be credited shall be designated by the underwriters of such Index Warrants or, if such Index Warrants are offered and sold directly by the Company or through one or more agents, by the Company or such agent or agents. Ownership of beneficial interests in an Index Warrant Global Certificate will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in an Index Warrant Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository for such Index Warrant Global Certificate or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such limits and such laws may limit the market for beneficial interests in an Index Warrant Global Certificate.


     The Depository's nominee for all purposes will be considered the sole owner or holder of the Index Warrants under the related Index Warrant Agreement. Except as set forth below, owners of beneficial interests in the Index Warrant Global Certificate will not be entitled to have any of the individual Index Warrants represented by such Index Warrant Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of any such Index Warrants, and will not be considered the holders thereof under the related Index Warrant Agreement.

     Neither the Company nor the Index Warrant Agent will have any responsibility or liability for any aspect of the records relating to or payments or distributions made on account of beneficial ownership interests in the Index Warrant Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Index Warrant Certificates in exchange for the Index Warrant Global Certificate. In addition, the Company may at any time and in its sole discretion determine not to have certain Index Warrants represented by an Index Warrant Global Certificate and, in such event, will issue individual Index Warrant Certificates in exchange for such Global Certificate. Further, if the Company so specifies with respect to any Index Warrants, an owner of a beneficial interest in an Index Warrant Global Certificate may, on such terms acceptable to the Company and the Depository, receive individual Index Warrant in exchange for such beneficial interest. In any such instance, an owner of a beneficial interest in the Index Warrant Global Certificate will be entitled to have Index Warrants equal in aggregate number to such beneficial interest registered in its name and will be entitled to physical delivery of such Index Warrants. The registered owner of such Index Warrants will be entitled to receive any amounts payable in respect of such Index Warrants, upon surrender of such Index Warrants to the Index Warrant Agent in accordance with the procedures set forth in the Prospectus Supplement.

LISTING

     Unless otherwise indicated in the Prospectus Supplement, the Index Warrants will be listed on a national securities exchange or with a self-regulatory organization, the rules and regulations of which are filed with the Commission pursuant to Section 19(b) of the Exchange Act (a 'Self-Regulatory Organization'), in each case as specified in the Prospectus Supplement. It is expected that such Self-Regulatory Organization will cease trading a series of Index Warrants as of the close of business on the related expiration date of such Index Warrants.

MODIFICATION

     The Index Warrant Agreement and the terms of the related Index Warrants may be amended by the Company and the Index Warrant Agent, without the consent of the holders of any Index Warrants, for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective or inconsistent provision contained therein, maintaining the listing of such Index Warrants on any national securities exchange or with any other Self-Regulatory Organization or registration of such Index Warrants under the Exchange Act, permitting the issuance of individual Index Warrant certificates to Holders, reflecting the issuance by the Company of additional Index Warrants of the same series or reflecting the appointment of a successor depository, or for any other purpose which the Company may deem necessary or desirable and which will not materially and adversely affect the interests of the Holders.

     The Company and the Index Warrant Agent also may modify or amend the Index Warrant Agreement and the terms of the related Index Warrants, with the consent of the holders of not less than a majority in number of the then outstanding Warrants affected by such modification or amendment, for any purposes; provided, however, that no such modification or amendment that changes the amount to be paid or the securities to be distributed to the Holder or the manner in which such amount is to be determined, shortens the period of time during which the Index Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the holders of the Index Warrants or reduces the percentage of the number of outstanding Index Warrants the consent of whose holders is required for modification or amendment of the Index Warrant Agreement or the terms of the related Index Warrants, may be made without the consent of each Holder affected thereby.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION

     If at any time there is a merger or consolidation involving the Company or a sale, transfer, conveyance (other than by way of lease) or other disposition of all or substantially all of the assets of the Company, then the successor or assuming corporation will succeed to and be substituted for the Company under the Index Warrant Agreement and the related Index Warrants, with the same effect as if it had been named in such Index Warrant Agreement and Index Warrants as the Company. The Company will thereupon be relieved of any further obligation under such Index Warrant Agreement and Index Warrants and may at any time thereafter be dissolved, wound up or liquidated.

ENFORCEABILITY OF RIGHTS BY HOLDERS

     Any Holder may, without the consent of the Index Warrant Agent or any other Holder, enforce by appropriate legal action on his own behalf his right to exercise, and to receive payment for, his Index Warrants.

SPECIAL CONSIDERATIONS RELATING TO INDEX WARRANTS

     The Index Warrants involve a high degree of risk, including risks arising from fluctuations in the values of the Underlying Assets, risks relating to the Index or Indexes by which payments or distributions on the Index Warrants are calculated, general risks applicable to the securities or currency markets on which the Underlying Assets are traded and, in the case of certain Index Warrants, foreign exchange, interest rate, issuer and other risks. Purchasers should recognize that their Index Warrants, other than Index Warrants having a minimum expiration value, may expire worthless. Purchasers should be prepared to sustain a total loss of the purchase price of their Index Warrants, and are advised to consider carefully the information set forth herein and under 'Risk

Factors Relating to the Index Warrants' in the applicable Prospectus Supplement. Prospective purchasers of the Index Warrants should be experienced with respect to options and options transactions and understand the risks of the Index (and, if applicable, foreign currency transactions), and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Index Warrants in light of their particular financial circumstances, the information set forth herein under 'Description of Index Warrants,' and the information regarding the Index Warrants, the Index and the Underlying Assets set forth in the Prospectus Supplement.

        LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER WARRANTS

     In compliance with United States Federal income tax laws and regulations the Company and any underwriter, agent or dealer participating in the offering of any Bearer Security will agree that, in connection with the original issuance of such Bearer Security and during the period ending 40 days after the issue date of such Bearer Security, they will not offer, sell or deliver such Bearer Security, directly or indirectly, to a U.S. Person or to any person within the United States, except to the extent permitted under U.S. Treasury regulations.

     Bearer Securities will bear a legend to the following effect: 'Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.' The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on a sale, exchange, redemption or other disposition of, such Bearer Securities.

     As used herein, 'United States' means the United States of America and its possessions, and 'United States Person' means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

     Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ('Euroclear'), and Centrale de Livraison de Valeurs Mobilieres S.A. ('CEDEL') for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive Global Security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in such definitive Global Security or for such individual Bearer Securities, respectively, only upon receipt of a 'Certificate of Non-U.S. Beneficial Ownership'. A 'Certificate of Non-U.S. Beneficial Ownership' is a

certificate to the effect that a beneficial interest in a temporary Global Security or Bearer Warrant is owned by a person that is not a U.S. Person or is owned by or through a financial institution in compliance with applicable U.S. Treasury regulations. In no event will a definitive Bearer Security be delivered to a purchaser without the receipt of a Certificate of Non-U.S. Beneficial Ownership. No Bearer Security will be delivered in or to the United States. If so specified in the applicable Prospectus Supplement, interest on a temporary Global Security will be paid to each of Euroclear and CEDEL with respect to that portion of such temporary Global Security held for its account, but only upon receipt as of the relevant Interest Payment Date of a Certificate of Non-U.S. Beneficial Ownership.

     Limitations on the offer, sale, delivery and exercise of Bearer Warrants (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a Bearer Warrant) will be described in the Prospectus Supplement relating to such Bearer Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell Offered Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Offered Securities, including the names of any underwriters, the purchase price of such Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which such Offered Securities may be listed and any restrictions on the sale and delivery of Offered Securities in bearer form.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The Company expects that such managing underwriters or underwriters in the United States will include Salomon Brothers Inc. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any of such Offered Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ('remarketing firms') acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Securities remarketed thereby.

     Offered Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such Prospectus Supplement. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

     Any underwriters, dealers or agents participating in the distribution of Offered Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

     Salomon Brothers Inc is an indirect wholly owned subsidiary of the Company. Salomon Brothers Inc's participation in the offer and sale of Offered Securities complies with the requirements of Schedule E of the By-Laws of the National Association of Securities Dealers, Inc. regarding the underwriting by Salomon Brothers Inc of securities of its parent. Salomon Brothers Inc may act as an underwriter in an 'at the market' equity offering pursuant to Rule 415(a)(4) under the Securities Act and may make a market in the Offered Securities but is not obligated to do so.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ('ERISA'), imposes certain restrictions on employee benefit plans ('Plans') that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of the Offered Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the 'Code'), prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ('parties in interest' within the meaning of ERISA or 'disqualified persons' within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of the Offered Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

     The Company, directly or through its affiliates, may be considered a 'party in interest' or a 'disqualified person' with respect to many Plans that are subject to ERISA. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ('PTCE') 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), or PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY OFFERED SECURITIES SHOULD CONSULT WITH ITS COUNSEL.

                                    EXPERTS

     The financial statements and related schedules included in the 1995 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Securities will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York, and for any agents or underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Incorporation of Certain Documents by Reference...........................   S-2
Recent Developments.......................................................   S-2
Description of Notes......................................................   S-2
Underwriting..............................................................   S-4

                                   PROSPECTUS
                             (Selected Provisions)
Available Information.....................................................     2
Incorporation of Certain Documents by Reference...........................     2
Salomon Inc...............................................................     3
Use of Proceeds...........................................................     3
Ratio of Earnings to Fixed Charges and Earnings to Fixed Charges and
  Preferred Dividends.....................................................     4
Description of Debt Securities............................................     4
Description of Warrants...................................................    22
Limitations on Issuance of Bearer Securities and Bearer Warrants..........    28
Plan of Distribution......................................................    29
ERISA Matters.............................................................    30
Experts...................................................................    31
Legal Opinions............................................................    31

$500,000,000
SALOMON INC

7.30% SENIOR NOTES
DUE 2002


SALOMON BROTHERS INC
ABN AMRO CHICAGO CORPORATION
CHASE SECURITIES INC.
FIRST CHICAGO CAPITAL MARKETS, INC.
HSBC SECURITIES, INC.
NATIONSBANC CAPITAL MARKETS, INC.

PROSPECTUS SUPPLEMENT
DATED MAY 8, 1997